EXHIBIT 10.9

PROMISSORY NOTE

$1,284,697.00	May 1, 2018
Ontario, CA

For value received, Gofba, Inc., a California corporation (the “Company”), promises to pay to Sunray Trust or its assigns (the “Holder”) the principal sum of One Million Two Hundred Eighty Four Thousand Six Hundred Ninety Seven Dollars ($1,284,697.00). The principal hereof and any unpaid accrued interest thereon shall be due and payable on or before 5:00 p.m., Pacific Time, on January 1, 2020 (the “Maturity Date”) (unless such payment date is accelerated as provided in Section 4 hereof). Payment of all amounts due hereunder shall be made at the address of the Holder provided for in Section 6 hereof. Interest shall accrue on the outstanding principal amount beginning on May 1, 2018, at the rate of five percent (5%) per annum, simple interest, and shall continue on the outstanding principal until paid in full. Interest due under this Note shall be paid by the Company with the principal amount and will be paid in one balloon payment on the Maturity Date as set forth herein.

1. HISTORY OF THE NOTE. This Note is being delivered to Holder in connection with money loaned to the Company on or around the above-listed date.

2. PAYMENT SCHEDULE. The principal and interest due under this Note will be due and payable by the Company to the Holder as follows:

a.	Principal. The Principal shall be paid in one or more installments to be made on or before Maturity Date.
b.	Interest. The Company shall pay simple interest on the outstanding amount of Principal at the rate of five percent (5%) per annum ("Interest"). Interest will be paid on the Maturity Date.

3. PREPAYMENT. The Company may at any time prepay all or any part of the principal balance of this Note, provided that concurrently with each such prepayment the Company shall pay accrued interest on the principal, if any, prepaid to the date of such prepayment.

4. DEFAULT. The occurrence of any one of the following events shall constitute an Event of Default:

(a) The non-payment, when due, of any principal or interest pursuant to this Note;

(b) The material breach of any representation or warranty in this Note. In the event the Holder becomes aware of a breach of this Section 4(b), then provided such breach is capable of being cured by Company, the Holder shall notify the Company in writing of such breach and the Company shall have thirty (30) business days after notice to cure such breach;

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(c) The breach of any covenant or undertaking, not otherwise provided for in this Section 4;

(d) The commencement by the Company of any voluntary proceeding under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, receivership, dissolution, or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or the adjudication of the Company as insolvent or bankrupt by a decree of a court of competent jurisdiction; or the petition or application by the Company for, acquiescence in, or consent by the Company to, the appointment of any receiver or trustee for the Company or for all or a substantial part of the property of the Company; or the assignment by the Company for the benefit of creditors; or the written admission of the Company of its inability to pay its debts as they mature;

(e) The commencement against the Company of any proceeding relating to the Company under any bankruptcy, reorganization, arrangement, insolvency, adjustment of debt, receivership, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, provided, however, that the commencement of such a proceeding shall not constitute an Event of Default unless the Company consents to the same or admits in writing the material allegations of same, or said proceeding shall remain undismissed for 20 days; or the issuance of any order, judgment or decree for the appointment of a receiver or trustee for the Company or for all or a substantial part of the property of the Company, which order, judgment or decree remains undismissed for 20 days; or a warrant of attachment, execution, or similar process shall be issued against any substantial part of the property of the Company; or

(f) A final judgment for the payment of money aggregating in excess of $500,000 is outstanding against the Company and such judgment has remained unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of 30 days from the date of its entry.

Upon the occurrence of any Default or Event of Default, the Holder, may, by written notice to the Company, declare all or any portion of the unpaid principal amount due to Holder, together with all accrued interest thereon, immediately due and payable, in which event it shall immediately be and become due and payable, provided that upon the occurrence of an Event of Default as set forth in paragraph (d) or paragraph (e) hereof, all or any portion of the unpaid principal amount due to Holder, together with all accrued interest thereon, shall immediately become due and payable without any such notice.

5. TRANSFERABILITY. This Note shall not be transferred, pledged, hypothecated, or assigned by the Holder without the express written consent of the Company, which consent will not be unreasonably withheld.

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6. NOTICES. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the Party to be notified, (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day, or (c) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent as follows:

If to the Company:	Gofba, Inc. 3281 East Guasti Road, Suite 700 Ontario, CA 91761 Attn. William DeLisi, CEO Facsimile (___)

with a copy to:	Law Offices of Craig V. Butler 300 Spectrum Center Dr., Suite 300 Irvine, CA 92618 Attn: Craig V. Butler, Esq. Facsimile No.: (949) 209-2545

If to Holder:	Sunray Trust 3281 East Guasti Road, Suite 700 Ontario, CA 91761 Attn. Anna Chin, Trustee Facsimile No.:

or at such other address as the Company or Holder may designate by ten (10) days advance written notice to the other Party hereto.

7. GOVERNING LAW; VENUE. The terms of this Note shall be construed in accordance with the laws of the State of California, as applied to contracts entered into by California residents within the State of California, and to be performed entirely within the State of California. The parties agree that any action brought to enforce the terms of this Note will be brought in the appropriate federal or state court having jurisdiction over Riverside County, California.

8. CONFORMITY WITH LAW. It is the intention of the Company and of the Holder to conform strictly to applicable usury and similar laws. Accordingly, notwithstanding anything to the contrary in this Note, it is agreed that the aggregate of all charges which constitute interest under applicable usury and similar laws that are contracted for, chargeable or receivable under or in respect of this Note, shall under no circumstances exceed the maximum amount of interest permitted by such laws, and any excess, whether occasioned by acceleration or maturity of this Note or otherwise, shall be canceled automatically, and if theretofore paid, shall be either refunded to the Company or credited on the principal amount of this Note.

9. MODIFICATION; WAIVER. No modification or waiver of any provision of this Note or consent to departure therefrom shall be effective unless in writing and approved by the Company and the Holder.

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IN WITNESS WHEREOF, Company has executed this Promissory Note as of the date first written above.

“Company”

Gofba, Inc.,
a California corporation

By:	William DeLisi
Its:	Chief Executive Officer

Acknowledged: “Holder” Sunray Trust

By:	Anna Chin
Its:	Trustee

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